Exhibit 99

June 24, 2004

GERARD ANDERSON NAMED PRESIDENT OF DTE ENERGY

     DETROIT — The board of directors of DTE Energy today named Gerard M. Anderson president of DTE Energy.

     Anderson, 46, joined Detroit Edison, a subsidiary of DTE Energy, in 1993 as vice president of non-utility businesses. He is currently president and chief operating officer of DTE Energy’s Energy Resources business unit where his responsibilities include oversight of the company’s fossil fuel and nuclear power plants generating more than 11,000 megawatts of electricity, and for the associated fuel supply organization.

     Anderson also serves as chief executive officer for several of DTE Energy’s non-regulated subsidiaries, including DTE Biomass Energy, DTE Energy Services, DTE Coal Services, and DTE Energy Trading. In that capacity, he led the company’s efforts to broaden the role DTE Energy plays in providing energy and services to large energy users.

     “Gerry has provided solid leadership as well as vision during the past 10 years,” said Anthony F. Earley, Jr, DTE Energy chairman and chief executive officer. “In addition to providing leadership for our power plant fleet, he has successfully built DTE Energy’s non-regulated businesses into an industry powerhouse that last year alone produced over 40 percent of DTE Energy’s net income. I am confident that in his new role Gerry will provide valuable leadership for DTE Energy’s future.”

     In his new position Anderson will retain his current responsibilities, assume greater responsibility for corporate matters and will provide executive leadership for DTE Energy’s overall strategic planning process, its Operating Committee and other critical enterprise wide initiatives.

     Prior to joining Detroit Edison, Anderson was employed at McKinsey & Co., Inc., an international management consulting firm, where he worked closely with the senior management of companies, focusing on the energy sector and financial institutions.

     A native of Toledo, Ohio and a resident of Ann Arbor, Mich., Anderson earned a bachelor of science degree in civil engineering at the University of Notre Dame. He also earned a master of business administration degree and a master of public policy degree from the University of Michigan.

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     He is chairman of the Center for Energy and Economic Development, and is co-chair of the Edison Electric Institute Committee on Environment. Anderson is also involved in various

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community and civic activities. He is vice chairman of The Nature Conservancy, Michigan chapter; vice chairman of the Michigan Greenways Initiative, and serves on the executive committee of the Parade Company.

     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its largest operating units are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. The DTE Energy portfolio of businesses also includes non-regulated subsidiaries supplying a broad range of project and energy management services, primarily to large industrial and commercial customers. In 2003, DTE Energy posted revenues of approximately $7 billion. DTE Energy subsidiaries include Detroit Edison, MichCon, DTE Energy Services, DTE Biomass Energy, DTE Energy Trading, DTE Coal Services, DTE Energy Technologies, Midwest Energy Resources Co. (MERC), DTE Transportation Services, Inc., and DTE Rail Services, Inc. Information about DTE Energy is available at www.dteenergy.com.

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Members of the Media — For Further Information:

Lorie Kessler	Len Singer
(313) 235-8807	(313) 235-8809

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